Exhibit (a)(1)



                            -------------------------


                           REGENCY CENTERS CORPORATION

                           --------------------------


                                OFFER TO EXCHANGE
                          RELOAD RIGHTS FOR NEW OPTIONS
                             OR STOCK RIGHTS AWARDS

                           ---------------------------






                                December 10, 2004

                  When deciding whether to exchange your reload rights, you should rely only on the information contained in this offer to exchange or in documents to which we have referred you. We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your reload rights through the offer or to provide you with different information. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. You should not assume that the information provided in this offer to exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer. This offer to exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.


                                TABLE OF CONTENTS


SUMMARY TERM SHEET............................................................1

RISKS OF PARTICIPATING IN THE OFFER...........................................7

THE OFFER....................................................................12
         1.       Introduction...............................................12
         2.       About Your Reload Rights...................................12
         3.       The Purpose of This Offer..................................12
         4.       Eligibility................................................13
         5.       Source and Amount of Consideration; Terms of New Options
                  and Stock Award Rights.....................................13
         6.       Procedure for Electing to Exchange Reload Rights...........17
         7.       Expiration Date............................................18
         8.       Withdrawal Rights and Change of Election...................18
         9.       Material U.S. Federal Income Tax Consequences..............18
         10.      Conditions of the Offer....................................20
         11.      Price Range of the Shares Underlying the New Options
                  and Restricted Stock.......................................21
         12.      Interests of Directors and Executive Officers;
                  Transactions and Arrangements Concerning Options or
                  Stock Rights Awards........................................22
         13.      Legal Matters; Regulatory Approvals........................24
         14.      Extension of Offer; Termination and Amendment..............24
         15.      Accounting Treatment of the Transaction....................25
         16.      Financial Statements.......................................26
         17.      Fees and Expenses..........................................26
         18.      Information Concerning Regency.............................26
         19.      Additional Information.....................................26
         20.      Miscellaneous..............................................27

                               SUMMARY TERM SHEET

                  The following are answers to some of the questions that you may have about this offer to exchange. You should carefully read (1) this entire offer to exchange, (2) the accompanying individualized letter specifying the estimated present value of your reload rights and (3) the election form because the information in this summary is not complete. This offer is subject to the terms and conditions of these documents, as they may be amended. We have included in this summary references to other sections in this offering document to help you find a more complete description of these topics.

Q1.               What is the reload exchange program?

A1. Regency is offering option holders with reload rights the choice, if you so elect, to exchange your reload rights for either additional stock options or a stock rights award. (See
                  Section 1)

Q2.               How does the reload feature of my options work?

A2.               The reload feature allows you to:

                  o pay the exercise price of your stock options by delivering shares you have owned for at least six months, which we sometimes refer to as "mature shares," that have a market price equal to the exercise price, rather than by paying with cash; and

                  o if the market price per share on the date you exercise your stock options is at least 20% more than the exercise price, receive a new option for the number of shares you used to pay the exercise price and applicable taxes. The new option has the same expiration date as the options you exercised and an exercise price equal to the then market price of the shares.

                  (See Section 2)

Q3.               What are the advantages of the reload feature?

A3. Reloads permit you to establish a tax basis in the shares you acquire on the exercise of options, without paying the exercise price and taxes in cash, and still retain the appreciation potential for the number of shares that you used to pay the exercise price and taxes. (See Section 2)

Q4.               Why are we making this offer?

A4. The Financial Accounting Standards Board (FASB) is requiring public companies to begin expensing stock options based on their grant date "fair value" beginning July 1, 2005. We have elected to begin voluntarily complying with these new rules effective January 1, 2005. These rules treat each grant of reload options as a new award that must be expensed. Therefore, there is a risk to Regency of unpredictable significant future compensation expense based on the exercise pattern of employees. In an effort to protect our earnings from the significant cost of future reload option issuances, based on management's recommendation, our board of directors has decided to offer employees additional equity compensation in exchange for the forfeiture of the reload rights on their outstanding options.

                  We have structured this offer to further the purpose of our Long Term Omnibus Plan, which is to motivate and compensate our employees by giving them an equity stake in Regency. The consideration for canceling your reload rights is in the form of an additional award without reload rights, rather than cash, in order to provide you with an incentive with a longer term than your existing reload rights. (See Section 3)

Q5.               How do I participate in the offer?

A5. If, after carefully reviewing these materials, you choose to participate in this offer, you must do the following before 5:00 p.m., Eastern time, on Friday, January 14, 2005:

                  o        complete and sign the accompanying election form; and

                  o        deliver the completed and signed election form to:

                           Jamie Conroy
                           People Services
                           Regency Centers Corporation
                           121 W. Forsyth Street
                           Suite 200
                           Jacksonville, Florida 32202
                           Facsimile: (904) 634-1505

                  (See Section 6)

Q6.               When does the offer end?

A6. This offer to exchange ends at 5:00 p.m., Eastern time, on Friday, January 14, 2005, unless we decide to extend it. (See
                  Section 7)

Q7. What securities are you offering in exchange for my reload rights?

A7. In exchange for your reload rights, you will have the choice between two alternatives under our Long Term Omnibus Plan. You may receive either:

                  o        stock options, or

                  o        a stock rights award.

                  (See Section 5)

Q8.               Who may participate in the offer?

A8. All employees holding any stock options with reload rights may participate in the offer to exchange, with the exception of our CEO, COO and CFO. To participate in the offer, you must be an employee of Regency continuously from the date this offer begins through and including the date this offer expires, which we expect will be January 14, 2005. The reload exchange for each of our CEO, COO and CFO will be limited to only receiving new stock options in exchange for their reload rights. Non-employee board members with outstanding options may not participate in this offer. Their decision to authorize this offer was made without any personal financial consequences to them. (See Section 4)

Q9. If I elect to participate in the offer and choose to receive new options, what will be the terms of the options?

A9. If you elect to exchange your reload rights for new stock options, you will receive the number of new stock options which is equal to the estimated present value of the reload rights set forth in the individualized letter accompanying this offering document. However, if you exercise any of your outstanding options between the date of this offer and the date we accept your reload rights for exchange, the amount of new options you will receive in exchange for your reload rights will be adjusted appropriately.

                  The new options will:

                  o        be nonqualified,

                  o        have a ten year term,

                  o        vest 25% per year,

                  o have an exercise price equal to the fair market value of our common stock on the date of the issuance of the new options, and

                  o        not be eligible for dividend equivalent units (DEUs).

                  (See Section 5)

Q10. If I elect to participate in the offer and choose to receive a stock rights award what will be the terms of the award?

A10. If you elect to exchange your reload rights for a stock rights award, your award will entitle you to receive, when vested, the number of shares of our common stock having an estimated present value equal to 64% of the estimated present value of the reload rights set forth in the individualized letter accompanying this offering document. However, if you exercise any of your outstanding options between the date of this offer and the date we accept your reload rights for exchange, the number of shares subject to the stock rights award you will receive in exchange for your reload rights will be adjusted appropriately.

                  The shares covered by the award will:

                  o        vest 25% per year,

                  o        be fully transferable upon issuance, and

                  o have the right to earn DEUs throughout the vesting period. (See Section 5)


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

Q11. How was the estimated present value of my reload rights calculated?

A11. The present value of each individual reload right was valued independently by consultants using a customized binomial option pricing model. The remaining term of the option and the exercise price of the option are the primary factors in the model. Other inputs include the volatility of our common stock, risk-free interest rates, our dividend yield and the past exercise behavior of employees. The binomial option pricing model includes a component based on the 30-day average market price of our stock from September 1, 2004, through September 30, 2004, which was $46.00. Our consultants began preparing their valuations report in October 2004. However, if our stock price increases or decreases by more than 25% from $46.00 per share during the offering period, the offer will be subject to reapproval by our board of directors and amended or terminated at their discretion in accordance with Section 14. Because our stock price affects the estimated present value of the new awards as well as the estimated present value of the reload rights, changes of less than 25% from the price used by our consultants would not materially affect the number of shares covered by new stock options or stock rights awards. (See Sections 5 and 14)

Q12. Why is the value of the stock option alternative different that the value of the stock rights award alternative?

A12. The values of the alternatives differ to preserve the equality of the accounting charges Regency will incur over the next four years as a result of the buyout of the reload rights. The estimated value of each alternative has been determined so that the future expense to Regency is approximately equal, no matter which alternative is selected. (See Section 5)

Q13.              Can I elect to receive some options and a stock rights award?

A13. No. You must elect to receive either options or a stock rights award, not a combination of both. (See Section 5)

Q14. If I participate in the offer, do I have to exchange my reload rights under all of my outstanding options?

A14. Yes. If you elect to participate, you must exchange your reload rights with respect to all of your outstanding options. (See Section 7)

Q15. If I exchange my reload rights, will I continue to receive DEUs on my eligible outstanding stock options?

A15. Yes, you will continue to receive DEUs on your current eligible outstanding stock options. The only change will be your ability to receive a reload grant when you exercise your stock options. (See Section 5)

Q16. What happens to my reload rights if I choose not to participate in the offer?

A16. Participation in this offer to exchange is completely voluntary. If you elect not participate, the reload feature on your outstanding stock options will remain unchanged. (See
                  Section 6)

Q17. Once I submit my election form indicating I want to exchange my reload rights, is there anything else I must do to receive the new options or stock rights award and when will I receive them?


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

A17. We will send you your new award agreement promptly after expiration of the offer and our acceptance of your reload rights. (See Section 7)

Q18.              Will I have to pay taxes if I participate in the offer?

A18.              If you choose to receive new stock options in the offer:

                  o there will be no immediate tax consequences of receiving that award in exchange for your reload rights;

                  o when you exercise the stock options, you will be required to recognize income in an amount equal to the excess of the fair market value of the shares being purchased, as determined on the date of exercise, over the exercise price for those shares, and applicable withholding taxes will be due;

                  o if you subsequently sell or otherwise dispose of the shares acquired under your stock options, you will have a capital gain or loss to the extent that the amount realized upon the sale or disposition differs from your tax basis (the fair market value at the time of exercise) in the shares.

                  If you choose to receive a stock rights award in the offer:

                  o there will be no immediate tax consequences of receiving that award in exchange for your reload rights;

                  o upon vesting of the stock and the issuance of shares to you, you will be required to recognize income in an amount equal to the fair market value of the shares at that time, and applicable withholding taxes will be due;

                  o if you subsequently sell or otherwise dispose of the shares you receive under your stock rights award, you will have a capital gain or loss to the extent that the amount realized upon the sale or disposition differs from your tax basis (the fair market value at the time you receive the shares) in the shares.

                  (See Section 9)

Q19. Is there any chance that Regency will not proceed with the offer?

A19. Yes. The completion of this offer is subject to customary conditions that are described in Section 10 of this offering document. (See Section 10)

Q20.              Can I change my mind and withdraw from this offer?

A20. Yes. You may change your mind after you have submitted an election form and withdraw from the offer to exchange at any time before the expiration date. If we extend the expiration date, you may withdraw your election at any time until the extended offer expires. Additionally, if we have not accepted your reload rights by 12:00 a.m., Eastern time, on Friday,


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

                  February 11, 2005, you may withdraw your reload rights at any time thereafter. (See Section 8)

Q21. What if I withdraw my election and then decide again that I want to participate in the offer?

A21. If you have withdrawn your election to participate and then decide again that you would like to participate, you may re-elect to participate by submitting a new completed election form before the expiration date. Your new election form must be dated after the date of your previous withdrawal. (See
                  Section 8)

Q22. Are you making any recommendation as to whether I should exchange my reload rights?

A22. No. You must make your own decision whether or not to participate in this offer to exchange. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (See Section 9)

Q23. Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

A23. For additional copies of the offer documents and for administrative information, you should contact:

                  Jamie Conroy
                  People Services
                  Regency Centers Corporation
                  121 W. Forsyth Street
                  Suite 200
                  Jacksonville, Florida 32202
                  (904) 598-7819

                  For questions about the offer to exchange, contact:

                        Name                       Title                 Telephone Number
                        ----                       -----                 ----------------

                  Martin E. Stein, Jr.  Chief Executive Officer           (904) 598-7601
                       (Hap)
                   Mary Lou Fiala       Chief Operating Officer           (904) 598-7812
                    Bruce Johnson       Chief Financial Officer           (904) 598-7604
                  (See Section 19)

                       RISKS OF PARTICIPATING IN THE OFFER

                  Participating in the offer to exchange involves a number of risks, including those described below. You should carefully consider these risks and carefully review the other sections of this document and the other documents that accompany or are incorporated into this document by reference.


   Risks to Consider in Deciding Whether or Not to Give Up Your Reload Rights

Because the valuation of options involves many assumptions, the economic value of the options or stock rights award that you receive in exchange for your rights may be different than what you would ultimately realize if you retained your reload rights.

                  If you accept this offer to exchange your reload rights, the consideration you receive in exchange may ultimately result in different economic consequences to you than if you retain your reload rights. Our consultants have calculated the estimated present value of your reload rights. Stock options issued in exchange for reload rights will have the same estimated present value as your reload rights. Stock rights awards made in exchange for reload rights will have an estimated present value equal to 64% of the estimated present value of the reload rights.

                  Due to the many assumptions inherent in estimating the present value of the reload rights, we cannot predict whether the value you ultimately realize from the new options or stock rights award will be the same as the value you would have received had you retained your reload rights. Small variations in the assumptions, such as the term of the options, can result in significant changes in value. Moreover, the valuation method used by our consultants is designed to value your reload rights as of the valuation date, not to predict the ultimate benefit you will realize from the exercise of these rights. Any value you receive from your reload rights will depend on numerous variables, including how well our common stock performs during the term of your reload rights.

If you elect to participate in the reload exchange program, you will not receive new options to replace any shares that you deliver to pay the exercise price of your options.

                  If you agree to cancel your reload rights, you may still deliver shares you have held for at least six months to pay the exercise price of your options. However, you will not receive a replacement option for the shares that you deliver. To maintain the same number of shares plus options that you would hold if you received reload options, you would need to pay the exercise price in cash rather than shares. You may not have sufficient cash available to pay the exercise price in cash.

Depending on the market price of our common stock, if you elect to retain your reload rights you may not necessarily receive reload options when you exercise your options, or the reload options may have a very different exercise price than the new options you will receive if you accept this offer. You must consider your individual circumstances in order to decide whether or not to participate in the exchange.

                  The market value of our common stock must be at least 20% more than the exercise price of the options you exercise in order for you to receive a reload option for shares that you deliver in payment of the option exercise price and withholding taxes. Whether or not you receive reload options when you exercise your existing options will depend on many factors, including the following:


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

                o Whether you have enough mature shares to use to pay the exercise, rather than being required to sell some of the shares acquired on exercise through a broker in order to pay the exercise price in cash;

                o Whether the market price of our common stock is sufficiently higher than your option exercise price on the date of exercise to qualify for a reload even if you deliver mature shares in payment of the exercise price;

                o Whether you exercise your options on their expiration date, in which case your reload options also will expire.

                  Depending on the remaining terms of your existing options, when you choose to exercise them and future price fluctuations in our common stock, if you elect to retain your reload rights, you may not necessarily receive reload options when you exercise your options. By contrast, if you elect to participate in the reload exchange program, you will receive new options with a 10-year term, which will expire later than your current options or any reload options. The new options will give you a longer period of time over which to benefit from potential increases in our stock price, especially if the average remaining term of your existing options is short. If you elect to receive a stock rights award, it will have immediate value on vesting.

                  If you retain your reload rights, there is no way to predict the exercise price of any reload options you receive and whether that exercise price will be higher or lower than the exercise price of new options that you elect to receive in exchange for reload rights.

                  Your decision whether or not to exchange your reload rights depends not only on your assessment of the future potential of our stock price but also your individual circumstances, including the exercise prices of your current options, their remaining term and the number of mature shares you hold. You should consider your own circumstances and consult with your own financial advisors. We are not making any recommendation as to whether or not you should participate in the exchange.

A $46.00 average market value of our stock was one of the variables used to calculate the estimated present value of your reload rights, and there could be fluctuations in the market value of our stock between the time of calculation and the expiration date.

                  The formula for determining the estimated present value of your reload rights includes a component based on the 30-day average market price of our stock from September 1, 2004, through September 30, 2004, which was $46.00. On the expiration date of the offer, the current market price of our common stock may be higher or lower than the market price used in the formula to determine the estimated present value of your reload options. The market value of our common stock has a smaller impact on the reload valuation than other variables such as the option term. Because our stock price affects the estimated present value of the new awards as well as the estimated present value of the reload rights, changes of less than 25% from the price used by our consultants would not materially affect the number of shares covered by new stock options or stock rights awards. In addition, the valuations are time consuming and costly. Therefore, we do not intend to update the valuations based on a more recent average stock price unless it changes materially from $46.00 per share. However, if our stock price increases or decreases by more than 25% from $46.00 share during the offering period, the offer will be subject to reapproval by our board of directors and amended or terminated at their discretion. Unless we update the valuations and amend this offer, the exchange, if you elect to participate, will be based on the estimated present value of your reload rights set forth in the accompanying individualized letter.


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

        Risks Relating to Accepting Stock Options vs. Stock Rights Award

Stock rights awards will result in immediate value when vested, but the benefit of options will depend on increases in our stock price.

                  Once a stock rights award vests, you will hold something of immediate value, even if our stock price does not increase over the price on the date you receive the award and even if it decreases from current levels. By contrast, you will benefit from stock options only to the extent that our stock price during the term of the option increases above the exercise price.

Because you will receive a larger number of options than shares covered by a stock rights award in exchange for your reload rights, the potential benefit of electing to receive options will be larger if our stock price rises significantly.

                  Stock rights awards are less risky than stock options. Accordingly, you will receive more stock options than shares covered by a stock rights award in exchange for your reload rights. This greater risk also carries greater potential benefit. Because stock rights awards will cover a smaller number of shares than options granted in exchange for reload rights, if our stock price rises significantly during the term of the new options, you will benefit more if you choose an option because your award will cover a larger number of shares.

Our future stock price will be affected by many uncertainties. You need to consider our future prospects and these uncertainties in determining whether to participate in the reload exchange program, and if you so elect, whether to accept options or a stock rights award in exchange for your reload rights.

                  Our future performance and our stock price will be affected by risks and uncertainties. These risks and uncertainties include, but are not limited to:

         o if significant numbers of reload rights are not canceled, our earnings could be materially and adversely affected by the compensation expense we will be required to recognize when optionees exercise options and receive reload options;

         o increased competition from super-centers such as Wal-Mart could result in grocery anchor closings or consolidations in the grocery store industry which could reduce our cash flow;

         o a slow down in our shopping center development program would reduce our operating revenues and gains from sales;

         o the bankruptcy or insolvency of, or a downturn in the business of, any of our major tenants could reduce our cash flow;

         o the possibility that major tenants will not renew their leases as they expire or renew at lower rental rates could reduce our cash flow;

         o the internet and e-commerce could reduce the demand for tenants to occupy our shopping centers;

         o vacant anchor space could affect the entire shopping center because of the loss of the anchor's customer drawing power;


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

         o poor market conditions could create an over supply of space or a reduction in demand for our shopping centers;

         o risks relating to leverage, including uncertainty that we will be able to refinance our indebtedness, and the risk of higher interest rates;

         o our inability to satisfy our cash requirements from operations and the possibility that we may be required to borrow funds to meet distribution requirements in order to maintain our qualification as a REIT;

         o potential liability for unknown or future environmental matters and costs of compliance with the Americans with Disabilities Act;

         o        the risk of uninsured losses;

         o unfavorable economic conditions that could result in the inability of tenants in certain retail sectors to meet their lease obligations and could adversely affect our ability to attract and retain desirable tenants,

         o risks relating to competitive market conditions, including pricing of acquisitions and sales of properties and out-parcels;

         o risks relating to weather, our ability to obtain governmental approvals and other risks relating to meeting development schedules; and

         o risks relating to changes in national and local economic conditions.

                  In addition, our stock price may be affected by factors unrelated to our business and financial performance, including changes in interest rates. An increase in interest rates could lead investors to demand a higher dividend as a percentage of the market price of our common stock, which could lead in turn to a decline in our share price.

The number of stock rights awards has been arrived at in order to make the accounting expense to Regency the same as for options issued in exchange for reload rights.

                  As noted above, the number of stock rights awards issued in exchange for reload rights will be less than the number of new options because stock rights awards are inherently less risky than stock options. However, we have not arrived at the number of stock rights awards based on a precise valuation of the risks of options as opposed to stock rights awards. Rather, we have fixed the number of shares of stock covered by a stock rights award at the number required in order to equalize the compensation expense we will incur regardless of whether participants in the reload exchange program elect to receive a stock rights award or options.

You will incur taxable income on the vesting of stock rights awards.

                  The vesting of stock rights awards will result in immediate taxable income to the holder on the date of vesting, in an amount equal to the market price of the shares on the date of vesting. By contrast, options will not result in taxable income to the holder until the date the holder chooses to exercise the options.


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

If you elect to receive additional stock options in exchange for your reload rights, you will not receive DEUs.

                  Unlike your current outstanding options eligible for DEUs, the new options you receive in exchange for your reload rights will not have dividend equivalent unit rights. In contrast, if you elect to receive a stock rights award, your award will include DEUs.

                                    THE OFFER

1.       Introduction

                  We are offering all employees with outstanding options, with the exception of our CEO, COO and CFO, the option, if they so choose, to exchange all of their reload rights for either additional stock options or stock rights awards on the terms and conditions set forth in this offering document.

2.       About Your Reload Rights

                  All stock options outstanding under our Long Term Omnibus Plan have a reload right feature. The reload right feature allows you to:

                  o exercise options by delivering shares you have owned for at least six months that have a market price equal to the exercise price, instead of paying cash; and

                  o if the market price per share on the date of exercise is at least 20% more than the exercise price, receive a new option for the number of shares you used to pay the exercise price and applicable taxes. The new option will have the same expiration date as the options you exercised and an exercise price equal to the market price of the shares on the date the new option is issued.

                  The reload right allows you to establish a tax basis in the shares you acquire on the exercise of options, without paying the exercise price in cash, and still retain the appreciation potential for the number of shares that you used to pay the exercise price and taxes. For example, if you had a vested option to purchase 40 shares for $25 a share and the market price of the shares was currently $50, you could exercise your option and:

                  o pay the exercise price ($1,000) of those options with 20 shares of our common stock you have owned for at least six months,

                  o receive the 40 shares you are entitled to receive upon exercise of the option,

                  o surrender 7 shares to cover the applicable taxes of $350 (assuming a tax rate of 35%); and

                  o receive a new option to purchase 27 shares at an exercise price of $50 per share.

3.       The Purpose of This Offer

                  Effective July 1, 2005, the Financial Accounting Standards Board (FASB) will require that all public companies expense stock options based on their grant date "fair value". We have elected to begin voluntarily complying with these new rules effective January 1, 2005. Under the new FASB rules, when an option holder with reload rights exercises his or her options and utilizes the reload right, the grant of the new reload options must be expensed as a new award. This change places Regency at risk of incurring a significant expense in the future if the exercise pattern of employees remains the same as it has historically. For example, had expensing of reload options been mandated over the past three years, Regency would have expensed roughly $4 million each year. Moreover, the expense is unpredictable because it depends on if and when employees choose to exercise options in transactions that qualify for reload option grants.

                  Our board of directors and management analyzed the risk and determined that this offer to exchange reload rights for stock options or stock rights awards would accomplish two goals: (1) help protect our earnings from the unpredictable significant cost of future reload option issuances while (2) still furthering the purpose of our Long Term Omnibus Plan, which is to provide a compensation structure that aligns the interests of our employees with the shareholders by giving employees an equity stake in Regency.

                  If you participate in the reload exchange program, your existing options will be amended to cancel your reload rights, and you will receive a new agreement for stock options or a stock rights award. However, the transaction could be deemed an exchange of your old options for (1) replacement options with identical terms other than reload rights, and (2) a new option or stock rights award. If so, the exchange could be deemed an issuer tender offer under Rule 13e-4 of the Securities and Exchange Act of 1934. Accordingly, we are complying with the tender offer rules and supplying all information required by them in this document.

4.       Eligibility

                  To participate in the offer, you must be an employee of Regency continuously from the date of this offer through and including the date this offer expires, which we expect will be January 14, 2005, and hold stock options with reload rights. As of December 8, 2004, a total of 50 employees are eligible to participate in this offer. Our board of directors determined that the reload exchange for Martin E. Stein, Jr., Mary Lou Fiala and Bruce M. Johnson, our CEO, COO and CFO respectively, will be limited to only receiving new stock options under the current stock option plan in exchange for their reload rights. Our board believes that our senior executives should not receive something with immediate value when vested but rather should exchange reload rights for new options the value of which will depend on our share price increasing in the future. Non-employee members of our board of directors are not eligible to participate in this offer. Our board did not want to have a conflict of interest in approving a reload exchange program in which it could participate.

5. Source and Amount of Consideration; Terms of New Options and Stock Award
Rights

                  How Your Reload Rights Were Valued

                  The estimated present value of your reload rights was determined using a customized binomial option pricing model by Deloitte Consulting in coordination with Montgomery Investment Technologies, an investment firm specializing in option valuations. The estimated option values were calculated by taking the present value of the spread between the assumed fair market value of our stock at the time of exercise and the option exercise price, discounted at a risk-free interest rate corresponding to the U.S. Treasury bond yield on the valuation date corresponding in each case to the remaining term of the options being valued. The remaining term of the option and the exercise price of the option are the primary factors in the model. Other inputs include the volatility of our common stock (19%), our dividend yield (4.59%), the past exercise behavior of employees and the 30-day average market price of our stock from September 1, 2004, through September 30, 2004, which was $46.00. Should the price of our stock increase or decrease by more than 25% from $46.00 per share during the offering period, the offer will be subject to reapproval by our board of directors and amended or terminated at their discretion in accordance with Section 14 hereof. Because our stock price affects the estimated present value of the new awards as well as the estimated present value of the reload rights, changes of less than 25% from the price used by our consultants would not materially affect the number of shares covered by new stock options or stock rights awards.

                  Additionally, if you exercise any of your outstanding options with reload rights between the date of this offer and the date we accept your reload rights for exchange, the amount of new options or the stock rights award will be adjusted appropriately.

                  Consideration

                  If you elect to exchange your reload rights, you will have the choice between receiving either:

                  o        additional new options, or

                  o        a stock rights award.

                  If you elect to participate in the exchange program, you must elect to exchange all of your reload rights with respect to all of your outstanding options. We will not accept an election to exchange a portion of your reload rights. You may not elect to receive a combination of the two alternatives. The number of shares covered by the new options or stock rights award that you will receive in exchange for your reload rights is set forth in the individualized letter accompanying this offering document and has been determined as follows.

                  If you elect to receive new options in exchange for your reload rights, you will receive options with an estimated present value equal to 100% of the estimated present value of your reload rights as set forth in your individualized letter. If you elect to receive a stock rights award, the number of shares issuable upon vesting of the award will have an estimated present value equal to 64% of the estimated present value of your reload rights. The values of the alternatives differ to preserve the equality of the accounting charges Regency will incur over the next four years as a result of the buyout of the reload rights. The estimated present value of each alternative has been determined so that the future expense to Regency is approximately equal, no matter which alternative is selected.

                  Fractional options or shares of stock, as applicable, will be rounded up to the nearest whole option or share of stock on a grant-by-grant basis.

                  As of December 8, 2004, there were a total of 1,735,980 options outstanding that had a reload feature. We are seeking elections to exchange reload rights relating to a total of 1,623,219 outstanding options. If we receive elections from all eligible employees, subject to the terms and conditions of this offer, and each employee (including our CEO, COO and CFO) chooses to receive additional new options in exchange for their reload rights, we will grant new options to purchase a total of 867,415 shares of our common stock, or approximately 1.38% of the total shares of our 62,685,997 shares of common stock outstanding as of November 30, 2004. The number of shares of our common stock outstanding excludes 1,488,917 units of Regency Centers, L.P., our operating partnership, that are exchangeable on a one-for-one basis for shares of our common stock.

                  If we receive elections from eligible employees, subject to the terms and conditions of this offer, and each employee (other than our CEO, COO or CFO) chooses to receive a stock rights award, we will grant stock rights awards for a total of 47,765 shares, or approximately .08% of the total shares of our 62,685,997 shares of common stock outstanding as of November 30, 2004. Our CEO, COO and CFO may not elect to receive a stock rights award, but instead will be limited to only receiving new stock options under the current stock option plan in exchange for their reload rights. These executives will collectively receive new options to purchase a total of 430,147 shares of our common stock.

                  Comparison of Terms of Reload Options, New Options and Stock Rights Awards

                  Each new option and stock rights award will be granted under our Long Term Omnibus Plan. All new options will be nonqualified options. Upon satisfaction of the terms and conditions of this offer and promptly following the expiration date, we will send participating employees a new award agreement. The award agreements will be substantially similar to those covering existing stock option awards (with the exception of reload rights and DEUs) and stock rights awards.

                  The following table sets forth the terms of your current options, the new stock options and new stock rights awards.

                            Reload Options                       New Options                        Stock Rights Awards
                            --------------                       -----------                        -------------------

       Term         Same term as the option that     Term of 10 years from the new                  See "Vesting" below
                    was "reloaded"                   option grant date, subject to
                                                     earlier termination after
                                                     termination of employment
                                                     (90 days), death or
                                                     disability (1 year),
                                                     retirement (3 years), or
                                                     termination for cause
                                                     (immediate termination)

------------------------------------------------------------------------------------------------------------------------------
  Exercise Price    Exercise price equal to the      Exercise price equal to the closing                    N/A
                    closing price of our common      price of our common stock on the
                    stock on the last trading day    last trading day before the new
                    before the reload option grant   option grant date
                    date                             (the grant date will be Monday,
                                                     January 17, 2005, unless we extend
                                                     the offer)

------------------------------------------------------------------------------------------------------------------------------
     Vesting        100% vested on the date of       Vest 25% per year subject to          Vest 25% per year subject to
                    issuance                         continued service with Regency,       continued service with Regency ,
                                                     100% if terminated on
                                                     death, 100% if terminated
                                                     on death, disability or
                                                     retirement or if disability
                                                     or retirement or if
                                                     terminated without cause
                                                     within 24 terminated
                                                     without cause within 24
                                                     months after a change of
                                                     control months after a
                                                     change of control

------------------------------------------------------------------------------------------------------------------------------
  Reload Feature                  Yes                                 No                                    N/A

------------------------------------------------------------------------------------------------------------------------------
Eligible to Earn    To the same extent as the                         No                   Yes, during vesting period, equal to
      DEUs?         option that was reloaded                                               dividends that would have been paid
                                                                                           had the shares been issued, deemed
                                                                                           reinvested in unvested shares each
                                                                                           December 31 prior to vesting of the
                                                                                           related shares

------------------------------------------------------------------------------------------------------------------------------

                  Transfer Restrictions & Forfeiture

                  Neither the new stock options nor the stock rights award will be transferable except as designated by the employee by will or by the laws of descent and distribution.

                  In general, upon termination of the holder's employment with Regency, any portion of the new option that is not vested will be forfeited on the date of termination.

                  In general, stock rights awards that are not vested on the date the employee terminates employment with Regency will be forfeited on the date of termination. In addition, the stock rights award will be subject to forfeiture upon the violation any confidentiality or non-competition provisions to which the holder is subject.

                  See "Vesting" in the table above for information on the vesting of awards upon termination of employment as a result of death, disability, retirement or following a change of control.

                  Dividend Equivalent Units (DEUs)

                  You have the right to earn dividend equivalent units (DEUs) with respect to certain of your current options. The DEUs, when vested, allow you to receive additional shares, based on dividends we pay on our common stock while your option is outstanding, subject to a maximum of five years for some options depending on when they were issued. The DEUs vest when the underlying options vest and are paid in shares when you exercise the underlying options. The precise amount of the DEUs varies depending on the terms of the option awards, with the dividend rate generally being measured as a percentage of the option exercise price and reduced by the average annual dividend yield of the companies included in the Standard and Poor's 500 Index. The purpose of the DEUs is to give you the benefit of the significant dividends we are required as a real estate investment trust to pay on our common stock, to the extent those dividends exceed the S&P annual dividend rate, as if you had exercised your options on the option grant date. DEUs compound on DEUs based on our annual dividend rate, without any reduction based on the S&P 500 annual dividend rate.

                  The new options you can elect to receive in this offer will not be entitled to DEUs. However, you will continue to be entitled to earn DEUs with respect to your current outstanding options regardless of whether you participate in this offer.

                  If you elect to participate in the offer and receive a stock rights award, you will be entitled to earn DEUs during the period between the grant date of the stock rights award and the vesting of the shares covered by the award. The DEUs will accrue in an amount equal to the dividends that would have been paid on the shares underlying the stock rights award, will be deemed reinvested in additional shares on each December 31 before vesting, and will be distributed in the form of shares when the related underlying shares vest.

                  Payment of Exercise Price and Taxes

                  If you receive new options, you will be permitted to pay the exercise price of the option in cash or by delivering shares that you have owned for at least six months. In addition, upon the consent of Regency, you will be permitted to (1) satisfy the minimum tax withholding required by applicable law through the surrender of shares you already own or to which you are entitled upon exercise of the option, and (2) satisfy any additional withholding taxes through the surrender of shares you have owned for at least six months. You may, of course, pay the withholding taxes due at exercise in cash.

                  If you receive a stock rights award, you will be permitted upon the consent of our compensation committee, to (1) satisfy the minimum tax withholding required by applicable law through the surrender of shares you already own or to which you are entitled under the stock rights award, and (2) satisfy any additional withholding taxes through the surrender of shares you have owned for at least six months. You may also pay the withholding taxes due in cash.

                  Registration of Shares Underlying New Options and Stock Rights Awards

                  All of the shares of Regency common stock issuable upon exercise of the new options or vesting of the stock rights awards have been registered under the U.S. Securities Act of 1933, as amended (the Securities
Act) on registration statements on Form S-8 filed with the SEC. Unless you are an executive officer of Regency, you will be able to sell the shares issued upon exercise of the new options or upon vesting of the stock rights award free of any transfer restrictions under applicable U.S. securities laws.

                  Dispute Resolution

                  Any dispute, controversy or claim between Regency and the holder of the new options or stock rights award will be settled by binding arbitration conducted in Jacksonville, Florida. Arbitration must be initiated within one year after the complaining party first knew or should have known of the facts giving rise to the complaint.

6.       Procedure for Electing to Exchange Reload Rights.

                  Participation in this offer to exchange is voluntary. If you elect not to participate in this offer, the reload feature on your outstanding options will remain unchanged.

                  To participate in this offer, you must complete and deliver the accompanying election form to:

                  Jamie Conroy
                  People Services
                  Regency Centers Corporation
                  121 W. Forsyth Street
                  Suite 200
                  Jacksonville, Florida 32202
                  Facsimile: (904) 634-1505

                  If you believe that any of the individualized information we have provided to you is incomplete or inaccurate, please contact People Services as soon as possible. If any corrections or additions are made, we will promptly send you revised information.

                  Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your reload rights for exchange will constitute a binding agreement between Regency and you upon the terms and subject to the conditions of this offer.

7.       Expiration Date

                  The expiration date of this offer to exchange is 5:00 p.m., Eastern time, on Friday, January 14, 2005, unless we decide to extend it. If we extend the offer, the term expiration date means the latest time and date at which the extended offer expires.

8.       Withdrawal Rights and Change of Election

                  You may withdraw all of the reload rights that you previously elected to exchange at any time prior to the expiration date. If we extend the offer, you may withdraw your election at any time until the extended expiration date.

                  Additionally, although we intend to accept all tendered reload rights promptly after expiration of the offer, if we have not accepted your reload rights by 12:00 a.m., Eastern time, on Friday, February 11, 2005, you may withdraw your election to exchange your reload rights at any time thereafter as required by Rule 13e-4(f)(2)(ii) of the Securities Exchange Act of 1934.

                  To validly withdraw your election, you must contact Jamie Conroy in People Services at (904) 598-7819 and request a withdrawal form. Regency will then send you a withdrawal form that you must deliver in accordance with the delivery instructions set forth in Section 6.

                  You may not rescind any withdrawal. Instead, you must re-elect to exchange your reload rights before the expiration date. To re-elect to exchange all of your withdrawn reload rights, you must submit a new election form to People Services before the expiration date by following the procedures set forth in Section 6 of this offer. This new election form must be dated after your original election form and after your withdrawal form. You will be bound by the last properly submitted election form or withdrawal form we receive before the expiration date.

                  If you do not wish to withdraw your election to participate in the offer, but would like to elect to receive different consideration than you previously elected (e.g., you previously elected to receive additional options in exchange for your reload rights and you now desire to change your election to receive a stock rights award), you must submit a new election form to People Services before the expiration date by following the procedures set forth in
Section 6 of this offering document. This new election form must be signed and dated after your original election form.

9.       Material U.S. Federal Income Tax Consequences

                  The following is a general summary of the material federal income tax consequences of the awards granted pursuant to the offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations under the Code and administrative and judicial interpretations, as of the date of this document, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances and it is not intended to be applicable in all respects to all categories of participants.

                  YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

                  Stock Options.

                  If you choose to receive new stock options in the offer, there are no immediate tax consequences of receiving that award in exchange for your reload rights. When you exercise the stock options, you will be required to recognize income in an amount equal to the excess of the fair market value of the number of shares being purchased, as determined on the date of exercise, over the exercise price for those shares. Applicable withholding taxes are also due at this time. Regency will generally be allowed a business expense deduction at the same time for the amount of any taxable income that you recognize.
Section 162(m) of the Code, however, may limit the deduction that we can claim in certain circumstances.

                  If you subsequently sell or otherwise dispose of the shares acquired under your stock options, you will have a capital gain or loss to the extent that the amount realized upon the sale or disposition differs from the tax basis (the fair market value at the time of exercise) of the common stock. This capital gain or loss will be short-term or long-term depending on the length of time you have held the shares after the exercise date.

                  If you pay the exercise price of your stock options using shares of Regency common stock that you already own ("Payment Shares"), in general, you will not recognize gain or loss on any unrealized appreciation or depreciation in the value of the Payment Shares. The basis in the Payment Shares will carryover to an equal number of the newly acquired shares. You will also carry over the Payment Shares' holding period for this limited number of new shares of common stock. Your basis in the excess shares acquired upon exercise will be their fair market value on the date of exercise and the holding period for these excess shares will begin at that time.

                  Stock Rights Award.

                  If you choose to receive a stock rights award in the offer, there are no immediate tax consequences of receiving that award in exchange for your reload rights. Upon vesting of the stock rights and the issuance of shares to you, you will be required to recognize income in an amount equal to the fair market value of the shares at that time. Applicable withholding taxes are also due at this time. Regency will generally be allowed a business expense deduction for the amount of any taxable income that you recognize at the same time you recognize this income. Section 162(m) of the Internal Revenue Code, however, may limit the deduction that can be claimed by us in certain circumstances.

                  If you subsequently sell or otherwise dispose of the shares you receive under your stock rights award, you will have a capital gain or loss to the extent that the amount realized upon the sale or disposition differs from the tax basis (the fair market value at the time you receive the shares) of the common stock. This capital gain or loss will be short-term or long-term depending on the length of time you have held the shares.

                  Payment of Withholding Taxes with Shares.

                  If you elect to pay the withholding taxes due upon the exercise of new options or the vesting of shares subject to a stock rights award by the delivery of shares that you already own, you will be deemed to have sold those shares to Regency at their fair market value on the date they are delivered to us and you will recognize a capital gain or loss to the extent the fair market value of such shares differs from the shares' tax basis.

10.      Conditions of the Offer

                  Notwithstanding any other provision of this offer to exchange, we will not be required to accept any reload rights that employees have elected to exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any reload rights that employees have elected to exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

                  o there has been threatened (orally or in writing) or instituted or is pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner to the offer,

                  o any order, stay, judgment or decree that is issued by any court, governmental authority or other regulatory or administrative authority is in effect, or any statute, rule, regulation, governmental order or injunction has been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us,

                  o our stock price has increased or decreased by 25% or more from $46.00 per share,

                  o the consummation of the offer will result in an accounting charge to Regency in excess of $6.8 million, or

                  o any other event or events occur that have resulted or is likely to result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us.

                  If any of the above events occur, we may:

                  o terminate this offer without canceling any reload rights of holders electing to participate,

                  o complete and/or extend the exchange offer, subject to your withdrawal rights,

                  o        amend the terms of this offer, or

                  o waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this offer is open, complete this offer.

                  The conditions of this offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our sole discretion. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 10 will be final and binding upon all persons.

11.      Price Range of the Shares Underlying the New Options and Restricted
         Stock

                  The Regency common stock that underlies the new options or stock rights award that you may elect to receive in exchange for your reload rights is traded on the New York Stock Exchange under the symbol "REG." The following table shows, for the periods indicated, the high and low closing prices per share of our common stock as reported on the New York Stock Exchange.

Year Ending December 31, 2004                                 HIGH      LOW
                                                              ----      ---
         Fourth Quarter (through November 30, 2004)          $52.45    $45.70
         Third Quarter                                       $47.08    $41.28
         Second Quarter                                      $44.75    $34.30
         First Quarter of 2004                               $44.98    $37.53
Year Ending December 31, 2003
         Fourth Quarter of 2003                              $40.53    $35.56
         Third Quarter of 2003                               $36.95    $34.09
         Second Quarter of 2003                              $35.72    $32.41
         First Quarter of 2003                               $33.53    $30.40
Year Ending December 31, 2002
         Fourth Quarter of 2002                              $32.40    $28.92
         Third Quarter of 2002                               $31.85    $25.22
         Second Quarter of 2002                              $31.03    $27.82
         First Quarter of 2002                               $29.50    $26.88


                  On December 8, 2004, the last reported sale price of our common stock, as reported by the New York Stock Exchange, was $52.80 per share.

                  The book value per share of our common stock as of September 30, 2004 was $18.65.

                  The following table sets forth the ratio of earnings to fixed charges at the end of each quarter of 2004:

                                                          Ratio of Earnings to
         Year Ended December 31, 2004                          Fixed Charges

         First Quarter                                            2.2
         Second Quarter                                           2.0
         Third Quarter                                            2.0


                  The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. The term "fixed charges" for Regency includes the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness and (c) dividends paid on preferred stock and preferred units. The term "earnings" for Regency is the amount resulting from adding (a) income from continuing operations before adjustment for minority interests in consolidated subsidiaries, (b) fixed charges and (c) cash distributed by equity investees; then subtracting from the total of added items (a) capitalized interest, (b) dividends paid on preferred stock and preferred units and (c) equity in income of investments in real estate partnerships.

                  You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer. If you elect to receive new stock options in exchange for your reload rights, the exercise price of the new options will be equal to the closing price of our common stock on the last trading day before the new option grant date.

12. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Options or Stock Rights Awards

                  As of December 8, 2004, our executive officers and directors (a total of 12 persons) as a group held options with reload rights to purchase a total of 897,699 of our shares, which represented approximately 52% of the shares subject to all options outstanding under our Long Term Omnibus Plan as of that date. The following table sets forth the beneficial ownership of each of our executive officers and directors of options with reload rights as of December 8, 2004.

                                              Number of Shares Covered by
                                               Outstanding Options with                     Percentage of Total
        Name and Position (1)                       Reload Rights                           Outstanding Options
        ---------------------                       -------------                           -------------------

         Martin E. Stein, Jr.                           454,752                                  26%
   Chairman of the Board and Chief
        Executive Officer (2)

            Mary Lou Fiala                              169,874                                  10%
  President, Chief Operating Officer
           and Director (2)

           Bruce M. Johnson                             175,311                                  10%
  Managing Director, Chief Financial
       Officer and Director(2)

           Raymond L. Bank                              15,390                                   <1%
             Director (3)

        C. Ronald Blankenship                              0                                      0
             Director (3)

           A. R. Carpenter                              13,125                                   <1%
             Director (3)

          J. Dix Druce, Jr.                             16,777                                   1%
             Director (3)

           Douglas S. Luke                              16,301                                   <1%
             Director (3)

                                              Number of Shares Covered by
                                               Outstanding Options with                     Percentage of Total
        Name and Position (1)                       Reload Rights                           Outstanding Options
        ---------------------                       -------------                           -------------------

          John C. Schweitzer                            21,920                                   1%
             Director (3)

          Thomas G. Wattles                                0                                      0
             Director (3)

           Terry N. Worrell                             14,249                                   <1%
             Director (3)

---------------------------------------
(1) The address of each executive officer and director is c/o Regency Centers Corporation, 121 W. Forsyth Street, Suite 200, Jacksonville, Florida 32202.
(2) Not eligible to elect to receive a stock rights award.
(3) Not eligible to participate in the offer.

Except as described below, neither we, nor, to the best of our knowledge, any of our executive officers or directors, nor any affiliates of ours, were engaged in transactions involving options with reload rights to purchase our common stock during the past 60 days before and including December 8, 2004:

    Name of Executive                          Number of Options with                            Payment/
  Officer/Director and          Date of       Reload Rights Exercised &                         Transaction
         Position             Transaction      Exercise Price Per Share                           Details
         --------             -----------      ------------------------                           -------

   Martin E. Stein, Jr.        09/20/2004     96,098 options              Surrendered 85,107 shares and received a reload option
 Chief Executive Officer                      $37.68/share                for 85,107 shares with an exercise price of
                                                                          $45.95/share.

                                10/29/04      65,250 options              Surrendered 57,992 shares and received a reload option
                                              $40.30/share                for 57,992 shares with an exercise price of
                                                                          $48.85/share.

____________________________________________________________________________________________________________________________________
      Mary Lou Fiala            09/20/04      9,621 options
 Chief Operating Officer                      $19.8125/share

                                              13,909 options
                                              $23.00/share

                                              5,433 options               Surrendered 79,206 shares and received a reload option
                                              $26.40/share                for 79,206 shares with an exercise price of
                                                                          $45.95/share.
                                              10,877 options
                                              $30.90/share

                                              52,435 options
                                              $32.03/share

                                              9,768 options
                                              $37.68/share

____________________________________________________________________________________________________________________________________

    Name of Executive                          Number of Options with                            Payment/
  Officer/Director and          Date of       Reload Rights Exercised &                         Transaction
         Position             Transaction      Exercise Price Per Share                           Details
         --------             -----------      ------------------------                           -------


      Bruce Johnson             10/29/04      37,477 options              Surrendered 33,309 shares and received a reload option
  Managing Director and                       $40.30/share                for 33,309 shares with an exercise price of
 Chief Financial Officer                                                  $48.85/share.

____________________________________________________________________________________________________________________________________
      A.R. Carpenter            12/02/04      2,034 options               Surrendered 1,627 shares and received a reload option
                                                                          Director $42.11 for 1,627 shares with an exercise price of
                                                                          $52.62/share.

____________________________________________________________________________________________________________________________________
     Terry N. Worrell           11/02/04      1,250 options
         Director                             $22.0625/share
                                                                          Surrendered 1,926 shares and received a reload option
                                              1,250 options               for 1,926 shares with an exercise price of $49.67/share
                                              $24.60/share

                                              1,250 options
                                              $29.90/share


13.      Legal Matters; Regulatory Approvals

                  We are not aware of any license or regulatory permit material to our business that may be adversely affected by our exchange of reload rights and issuance of new options and stock rights awards as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or the New York Stock Exchange that would be required for your acquisition or ownership of our options, stock rights awards or our stock as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such action. Our obligation under the offer to issue new options or stock rights awards for reload rights is subject to the conditions described in Section 10 of this offer to exchange.

                  If we are prohibited by applicable laws or regulations from granting new options or stock rights awards on the new grant date, we will not grant any new options or stock rights awards or cancel any reload rights. We are unaware of any such prohibition at this time.

14.      Extension of Offer; Termination and Amendment

                  We reserve the right, in our discretion, at any time prior to the expiration of the offer and regardless of whether or not any event listed in
Section 10 of this offering document to exchange has occurred or is deemed to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any reload rights. If we elect to extend the period of time during which the offer is open, we will give you written notice of the extension and delay. If we extend the expiration date, we will also extend your right to withdraw elections to participate until the extended expiration date.

                  We also reserve the right, in our reasonable judgment, before the expiration date to postpone acceptance and cancellation of any reload rights elected to be exchanged regardless of whether any of the events listed in
Section 10 occurs, by giving written notice of the termination or postponement to you. Our reservation of the right to delay our acceptance and cancellation of reload rights to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the reload rights promptly after termination or withdrawal of a tender offer.

                  Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 10 of this offering document to exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including upon a material change in the price of our common stock, by decreasing or increasing the consideration offered to option holders with reload rights or by decreasing the amount of reload rights being sought in this offer.

                  The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in the amount of existing reload rights sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of reload rights being sought in this offer or the consideration being offered by us for the reload rights, the offer will remain open for at least ten business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of reload rights, we will promptly disclose the amendments in a manner reasonably calculated to inform the holder of the amendment, and we will extend the offer period so that at least five business days, or such longer period as may be required by the tender offer rules, remain after the change.

                  For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

15.      Accounting Treatment of the Transaction

                  Under SFAS Statement 123, "Accounting for Stock-Based Compensation," which we intend to adopt effective January 1, 2005, we will be required to recognize compensation expense for the fair value of the stock options and stock rights awards that we grant under the reload exchange program. We will determine the fair value of the new awards on the date of grant using the binomial option pricing model (the same valuation method our consultants applied to value the reload rights), and we will expense the fair value of each award ratably as the award vests. Because we will use the date of grant to determine the fair value of the new awards, we will use the closing stock price on the date preceding the date of grant rather than the stock price used by our consultants for purposes of computing the estimated present value. We have designed the new awards to result in approximately the same compensation expense per share regardless of whether employees select options or stock rights awards in exchange for their reload rights.

                  If each employee with reload options on December 8, 2004 elected to cancel their reload rights for new options or stock rights awards, the total compensation expense we would recognize would be approximately $6.1 million if the closing price of our common stock on the grant date is $52.00 per share. We would recognize this expense ratably over the four-year vesting period of the new awards.

                  Under SFAS Statement 123, we will be required to recognize compensation expense on the date of issuance for the fair value of any reload options issued under reload rights that remain in place after completion of the reload exchange program. If all existing reload rights were exercised in 2005 at an exercise price of $52.00 per share, we would recognize total compensation expense of approximately $6.5 million. We are not able to determine the total compensation expense that would be associated with the exercise of existing reload rights because the amount will increase or decrease as our stock price increases or decreases and will depend on the extent to which reload rights are actually exercised.

16.      Financial Statements

                  Our financial statements that are included in our annual report on Form 10-K for our year ended December 31, 2003, and our unaudited financial statements that are included in our quarterly report on Form 10-Q for the quarter ended September 30, 2004, are hereby incorporated by reference. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 19 of this offer to exchange.

17.      Fees and Expenses

                  We will not pay and fees or commissions to any broker, dealer or other person for soliciting reload rights to be exchanged through this offer.

18.      Information Concerning Regency

                  Regency Centers Corporation, a Florida corporation, is a real estate investment trust. Our executive offices are located at 121 W. Forsyth Street, Suite 200, Jacksonville, Florida 32202, and our telephone number is
(904) 598-7000.

19.      Additional Information

                  This offer to exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer to exchange does not contain all of the information contained in Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your reload rights. These filings, our quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC's public reference room, at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov and on our Internet site at http://www.regencycenters.com.

                  Each person to whom a copy of this offer to exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to these documents, unless the exhibits are specifically incorporated by reference into these documents, at no cost, by writing to us at Regency Centers Corporation, 121 W. Forsyth Street, Suite 200, Jacksonville, Florida 32202, Attention: People Services, or by contacting us at
(904) 598-7819. For additional copies of the offer documents and for administrative information, you should contact:

                  Jamie Conroy
                  People Services
                  Regency Centers Corporation
                  121 W. Forsyth Street
                  Suite 200
                  Jacksonville, Florida 32202
                  (904) 598-7819

                  For questions about the offer to exchange, contact either Hap Stein, Mary Lou Fiala or Bruce Johnson at:

                  Regency Centers Corporation
                  121 W. Forsyth Street
                  Suite 200
                  Jacksonville, Florida 32202
                  (904) 598-7000

                  We are not making any recommendations about whether or not you should participate in this offer. You should read the information contained in this offering document about us together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

20.      Miscellaneous

                  We are not aware of any jurisdiction where the making of this offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will reload rights be accepted from, option holders residing in such jurisdiction.


                           REGENCY CENTERS CORPORATION
                                December 10, 2004